EXHIBIT 21.1

              SUBSIDIARIES OF PROMISTAR FINANCIAL CORPORATION


                              PERCENTAGE               STATE
     NAME                     OWNERSHIP           OF INCORPORATION
     ----                     ----------          ----------------

Promistar Bank                    100%               Pennsylvania

Bedford Associates, Inc.          100%               Pennsylvania

Promistar Trust Company           100%               Pennsylvania

Promistar Community
 Development Corporation          100%               Pennsylvania

Bedford Associates of
 Delaware, Inc.                   100%               Delaware

Flex Financial Consumer           100%               Pennsylvania
 Discount Company

Promistar Investment
 Advisors, Inc.                   100%               Pennsylvania